UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(E)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under §240.14a-12

COTERRA ENERGY INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
No fee required.
Fee paid previously with preliminary materials.
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Explanatory Note

On March 20, 2023, Coterra Energy Inc. (“Coterra” or the “Company”) filed with the Securities and Exchange Commission its Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) for Coterra’s 2023 annual meeting of shareholders to be held on May 4, 2023. The purpose of this supplement is solely to provide additional disclosure regarding the proponents of the shareholder proposals, respectively. Except as described herein, this supplement does not modify, amend, supplement, or otherwise affect the Proxy Statement or the accompanying proxy card. This supplement should be read with the Proxy Statement, and, from and after the date of this supplement, any references to the Proxy Statement will be deemed to include the Proxy Statement as supplemented hereby.

PROPONENTS OF SHAREHOLDER PROPOSAL

Proposal 6

Proposal 6 was submitted for inclusion in the Proxy Statement by The Vermont Pension Investment Commission of 6 Baldwin Street, Montpelier, Vermont 05633-7970, which owns 14,981 shares of Coterra common stock, as lead filer, and Trinity Health of 766 Brady Avenue, Apt. 635, Bronx, New York, 10462, which owns 145,431 shares of Coterra common stock.

For the reasons stated in the Proxy Statement, the Board of Directors unanimously recommends a vote AGAINST Proposal 6, the shareholder proposal to report on the reliability of methane emission disclosures.

Proposal 7

Proposal 7 was submitted for inclusion in the Proxy Statement by Handlery Hotels Inc. of 180 Geary Street, Suite 700, San Francisco, California 94108, which owns 15,913 shares of Coterra common stock.

For the reasons stated in the Proxy Statement, the Board of Directors unanimously recommends a vote AGAINST Proposal 7, the shareholder proposal to report on corporate climate lobbying in line with the Paris Agreement.